Registration No. 333-__________
      As filed with the Securities and Exchange Commission on May 26, 2000


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       -----------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------
                            D&E COMMUNICATIONS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              Pennsylvania                                    23-2837108
     ------------------------------                       -------------------
        (State or jurisdiction of                          (I.R.S. Employer
     incorporation or organization)                       Identification No.)

   124 East Main Street, P.O. Box 458
          Ephrata, Pennsylvania                               17522-0458
----------------------------------------                      ----------
(Address of principal executive offices)                      (Zip Code)

                       -----------------------------------

                            D&E COMMUNICATIONS, INC.
                        2000 EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)
                      ------------------------------------

     Anne B. Sweigart, Chairman,                       Thomas E. Morell
President and Chief Executive Officer    Vice President, Chief Financial Officer
      D&E Communications, Inc.                          and Treasurer
      Brossman Business Complex                    D&E Communications, Inc.
        124 East Main Street                      Brossman Business Complex
     Ephrata, Pennsylvania 17522                     124 East Main Street
            (717) 733-4101                       Ephrata, Pennsylvania 17522
                                                         (717) 733-4101
                      ------------------------------------
                          Copies of communications to:
                           Vincent C. Deluzio, Esquire
                           Stephen W. Johnson, Esquire
                   Buchanan Ingersoll Professional Corporation
                 301 Grant Street, One Oxford Centre, 21st Floor
                            Pittsburgh, PA 15219-1410
                                 (412) 562-8800
                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE
================================================================================================================================
                                                        Proposed Maximum      Proposed Maximum Aggregate
 Title of Securities To Be        Amount To Be         Offering Price Per          Offering Price(2)            Amount of
         Registered              Registered(1)              Share(2)                                       Registration Fee(3)
--------------------------    ----------------         ------------------     --------------------------   -------------------
Common Stock (par value         300,000 Shares              $20.1875                  $6,056,250                $1,598.85
$0.16 per share)
================================================================================================================================

(1) The provisions of Rule 416 of the Securities Act of 1933, as amended shall apply to the number of shares registered on this Registration Statement and shall automatically increase or decrease as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, such price is the average of the high and low sale prices for the Common Stock as quoted on the Nasdaq National Market on May 16, 2000, which is the last day the common stock traded prior to the filing of this registration statement.

(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This Registration Statement relates to the D&E Communications, Inc. 2000 Employee Stock Purchase Plan (the "Plan"). D&E Communications, Inc. ("D&E"), a Pennsylvania corporation, is sometimes referred to herein as the "Company" or the "Registrant."

Item 3.  Incorporation of Documents by Reference

     The Company hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below:

     (a) The latest annual report of the Company filed on Form 10-K for the fiscal year ended December 31, 1999;

     (b) All other reports, if any, filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

     (c) The description of the capital stock of the Company, par value $0.16 per share, as set forth in the Company's Form 8-K/A filed with the Commission on June 4, 1997.

     The Company also incorporates by reference, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicate that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel

     Not Applicable.

Item 6.  Indemnification of Directors and Officers

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board of directors, or in certain circumstances by independent legal counsel to the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 of the PBCL also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

     As permitted by the PBCL, D&E's Articles of Incorporation (the "Articles") provide that D&E shall indemnify and hold harmless to the full extent not prohibited by law, as the same exists or may hereafter be amended, interpreted or implemented (but, in the case of any amendment, only to the extent that such amendment permits D&E to provide broader indemnification rights than D&E is permitted to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as a witness or otherwise) any threatened, pending or completed claim, action, suit, or proceeding, whether civil, criminal, administrative, investigative or other and whether or not by or in the right of the corporation or otherwise (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the heir, executor, or administrator, is or was a director or officer of D&E or is or was serving at the request of D&E as a director, officer, employee, fiduciary, trustee or other representative of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by any such of the foregoing persons while acting in an official capacity as a director or officer of D&E or in any other capacity on behalf of D&E while such person is or was serving as a director or officer of D&E, against all expenses, liability and loss, including but not limited to attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement whether with or without court approval, actually incurred or paid by such person in connection therewith. Such indemnification includes the right to be paid by D&E the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her indemnification rights under the Articles in advance of the final disposition thereof promptly after receipt by D&E of a request therefor stating in reasonable detail the expenses incurred, subject to certain conditions to the extent required by law. Persons who are not directors or officers of D&E may be similarly indemnified in respect of service to D&E, or to another such entity at the request of D&E, to the extent the Board of Directors designates. Under the PBCL, indemnification pursuant to this provision of the Articles is not permitted in any case in which the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. There may be other circumstances where indemnification may not be permitted as a matter of public policy.

     The Articles also provide that to the fullest extent that the laws of the Commonwealth of Pennsylvania, as now in effect or as hereafter amended, permit elimination or limitation of the liability of directors, no director of D&E shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. Under Section 1713 of the PBCL, the personal liability of a director may not be eliminated or limited if: (1) the director has breached or failed to perform the duties of his office under Subchapter B of Chapter 17 of the PBCL (relating to the fiduciary duties of directors); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Furthermore, this limitation on the personal liability of directors of D&E does not apply to: (1) the responsibility or liability of a director pursuant to any criminal statute; or (2) the liability of a director for the payment of taxes pursuant to local, state or federal law.

     The Articles also provide that D&E may purchase and maintain insurance on behalf of any person who is or was a director or officer or representative of D&E, or is or was serving at the request of D&E as a representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not D&E has the power to indemnify such person against such liability under the laws of this or any other state. D&E may create a fund, of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations arising under the Articles or otherwise. D&E and its subsidiaries also carry insurance for their officers and directors against certain liabilities which they might incur as directors or officers of D&E or of any other organization which they serve at D&E's request, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     Insofar as indemnification by D&E for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of D&E pursuant to the foregoing provisions, D&E has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed

     Not Applicable.

Item 8.  Exhibits

     The following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein by reference:


Exhibit Number       Description                                                  Method of Filing
--------------       -----------                                                  ----------------
4.1                  2000 Employee Stock Purchase Plan                           Incorporated herein by reference from the
                                                                                 Company's Definitive Proxy Statement filed
                                                                                 on March 23, 2000 (File Number 576234)

5.1                  Opinion of Buchanan Ingersoll Professional Corporation      Filed herewith.

23.1                 Consent of PricewaterhouseCoopers LLP                       Filed herewith.

23.2                 Consent of Buchanan Ingersoll Professional Corporation      See Exhibit 5.1 hereof.

24.1                 Power of Attorney                                           Included as part of signature pages hereof

Item 9.  Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ephrata, Commonwealth of Pennsylvania, on the 26th day of May, 2000.

                                     D&E COMMUNICATIONS, INC.



                                     By: /s/ Anne B. Sweigart
                                         --------------------------------------
                                         Anne B. Sweigart
                                         President, Chief Executive Officer and
                                         Chairman of the Board

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Anne B. Sweigart and W. Garth Sprecher, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: May 26, 2000                        By: /s/ Anne B. Sweigart
     -----------------------------            ----------------------
                                              Anne B. Sweigart
                                              President, Chairman of the
                                              Board, and Chief Executive
                                              Officer

Date:  May 26, 2000                       By: /s/ Robert M. Lauman
     -----------------------------            ----------------------
                                              Robert M. Lauman
                                              Executive Vice President and
                                              Chief Operating Officer
                                              Member of the Board of Directors

Date:  May 26, 2000                       By: /s/ Thomas E. Morell
     -----------------------------            ----------------------
                                              Thomas E. Morell
                                              Vice President, Chief Financial
                                              Officer and Treasurer
                                              (Chief Accounting Officer)

Date:  May 26, 2000                       By: /s/ W. Garth Sprecher
     -----------------------------            -----------------------
                                              W. Garth Sprecher
                                              Vice President and Secretary
                                              Member of the Board of Directors

Date:  May 26, 2000                       By: /s/ John Amos
     -----------------------------            ---------------
                                              John Amos
                                              Member of the Board of Directors

Date:  May 26, 2000                       By: /s/ Thomas H. Bamford
     -----------------------------            -----------------------
                                              Thomas H. Bamford
                                              Member of the Board of Directors

Date:  May 26, 2000                       By: /s/ Paul W. Brubaker
     -----------------------------            ----------------------
                                              Paul W. Brubaker
                                              Member of the Board of Directors

Date:  May 26, 2000                       By: /s/ Ronald E. Frisbie
     -----------------------------            -----------------------
                                              Ronald E. Frisbie
                                              Member of the Board of Directors

Date:  May 26, 2000                       By: /s/ Robert A. Kinsley
     -----------------------------            -----------------------
                                              Robert A. Kinsley
                                              Member of the Board of Directors

Date:  May 26, 2000                       By: /s/ G. William Ruhl
     -----------------------------            ---------------------
                                              G. William Ruhl
                                              Senior Vice President,
                                              Member of the Board of Directors

Date:  May 26, 2000                       By: /s/ Steven B. Silverman
     -----------------------------            -------------------------
                                              Steven B. Silverman
                                              Member of the Board of Directors

Date:  May 26, 2000                       By: /s/ D. Mark Thomas
     -----------------------------            --------------------
                                              D. Mark Thomas
                                              Member of the Board of Directors

                                  EXHIBIT INDEX

Exhibit
Number             Description                                                  Method of Filing
-------            -----------                                                  ----------------
4.1                2000 Employee Stock Purchase Plan                            Incorporated herein by reference from the
                                                                                Company's Definitive Proxy Statement filed on
                                                                                March 23, 2000 (File Number 576234)

5.1                Opinion of Buchanan Ingersoll Professional Corporation       Filed herewith.

23.1               Consent of PricewaterhouseCoopers LLP                        Filed herewith.

23.2               Consent of Buchanan Ingersoll Professional Corporation       See Exhibit 5.1 hereof.

24.1               Power of Attorney                                            Included as part of signature pages hereof